UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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OPGEN, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9717 Key West Ave, Suite 100

Rockville, MD 20850

April 25, 2022

Dear fellow OpGen Stockholders,

Thank you for your current stockholder status with OpGen and your continued support. I would like to encourage you to vote all of your OpGen shares at the upcoming 2022 Annual Meeting of Stockholders of OpGen, Inc. which will be held at the Company’s Rockville Maryland headquarters on June 9, 2022.

Your vote at this meeting truly matters for the future of the company. In addition to the routine matters, stockholders also have an important decision to make on the proposal regarding the reverse stock split of the Company’s common stock. We believe that this is the best way to ensure that OpGen regains and then maintains compliance with Nasdaq listing requirements and avoids a potential delisting scenario. We believe a delisting would be detrimental to all our stockholders, which is why the executive team and board wholeheartedly support this proposal.

The proxy statement enclosed will entitle you to vote your shares on the important matters to be considered at the Annual Meeting, even if you cannot attend in person. Please complete the proxy to indicate your vote, date, and sign the proxy and, return it in the enclosed envelope as soon as practicable, such that we receive it prior to the Annual Meeting. Alternatively, please follow the instructions in the accompanying proxy materials to vote online. No matter how many shares you own, please make sure your vote gets counted at the Annual Meeting!

On behalf of OpGen, I thank you for your ongoing support and your investment in our company.

Sincerely,

Oliver Schacht, PhD

President and CEO